Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 18, 2016 with respect to the consolidated financial statements included in the Annual Report of Collegium Pharmaceutical, Inc. on Form 10-K for the years end December 31, 2015 and December 31, 2014. We consent to the incorporation by reference of said report in the Registration Statements of Collegium Pharmaceutical, Inc. on Form S-3 (File No. 333-213964), and on Form S-8 (File No. 333-207744).

/s/ Grant Thornton LLP

Boston, Massachusetts

March 10, 2017